Filed Pursuant to Rule 433
Registration Nos. 333-267243 and 333-267244
June 7, 2023

BROOKFIELD CAPITAL FINANCE LLC
US$550,000,000 6.087% NOTES DUE 2033

PRICING TERM SHEET
June 7, 2023

Issuer:	Brookfield Capital Finance LLC

Guarantor:	Brookfield Corporation (formerly, Brookfield Asset Management Inc.)

Guarantee:	The Notes (as defined below) will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by Brookfield Corporation.

Security:	6.087% Senior Unsecured Notes due June 14, 2033 (the “Notes”)

Expected Ratings*:	A3 (Stable) (Moody’s Investors Service, Inc.) A- (Stable) (S&P Global Ratings) A- (Stable) (Fitch Ratings, Inc.) A (low) (Stable) (DBRS Limited)

Ranking:	Senior Unsecured

Size:	US$550,000,000

Trade Date:	June 7, 2023

Expected Settlement Date:

June 14, 2023 (T+5)

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

Maturity Date:	June 14, 2033

Coupon:	6.087%

Interest Payment Dates:	June 14 and December 14, commencing December 14, 2023

Price to Public:	100%

Benchmark Treasury:	UST 3.375% due May 15, 2033

Benchmark Treasury Price & Yield:	96-19+;3.787%

Spread to Benchmark Treasury:	+ 230 basis points

Yield:	6.087%

Denominations:	Initial denominations of US$2,000 and subsequent multiples of US$1,000

Covenants:	Change of control (put @ 101%) Negative pledge Consolidation, merger, amalgamation and sale of substantial assets

Redemption Provisions:

Make-Whole Call:	Prior to March 14, 2033 (three months prior to maturity), treasury rate plus 35 basis points

Par Call:	At any time on or after March 14, 2033 (three months prior to maturity), at 100% of the principal amount of the Notes to be redeemed

Use of Proceeds:	Redemption of approximately US$550 million of the outstanding 4.000% Senior Unsecured Notes due April 1, 2024 of Brookfield Finance Inc. and Brookfield Finance LLC

CUSIP/ISIN:	11259N AA2 / US11259NAA28

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Wells Fargo Securities, LLC BNP Paribas Securities Corp. SMBC Nikko Securities America, Inc.

Senior Co-Managers:	Mizuho Securities USA LLC MUFG Securities Americas Inc.

Co-Managers:	Banco Bradesco BBI S.A. Itau BBA USA Securities, Inc. National Bank of Canada Financial Inc. Natixis Securities Americas LLC Santander US Capital Markets LLC SG Americas Securities, LLC

Capitalized terms used and not defined herein have the meanings assigned in the Issuer and the Guarantor’s Prospectus Supplement, dated June 7, 2023.

* Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer and the Guarantor have filed a joint registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611 or by emailing prospectus.CPDG@db.com or by calling Wells Fargo Securities, LLC at 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com.

No PRIIPs or UK PRIIPs key information document (KID) has been prepared as European Economic Area or UK retail investors are not targeted.

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